Exhibit 16



March 9, 2001



Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street NW
Washington, DC 20549


Dear Sirs/Madams:

We have read Item 4 of Infinite Graphics Incorporated's Report on Form 8-K, dated March 9, 2001 and have the following comments:

1. We agree with the statements made in the first paragraph insofar as they relate to Deloitte & Touche LLP.

2. We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph.

3. We agree with the statements made in the second, third, fourth, and fifth paragraphs.

Yours truly,


/s/ Deloitte & Touche, LLP

Deloitte & Touche LLP
Minneapolis, Minnesota